Exhibit 10.1
Amendment No. 1 to the
CAMP4 Therapeutics Corporation 2024 Equity Incentive Plan

In accordance with Section 9 of the CAMP4 Therapeutics Corporation (the “Company”) 2024 Equity Incentive Plan (the “Plan”), the Plan is hereby amended as follows, subject to approval of the Company’s stockholders:

1.The second sentence of Section 4(a) of the Plan is hereby deleted and replaced as follows:
The Initial Share Pool will automatically increase on January 1 of each year during the term of the Plan, beginning in 2025, by the lesser of (i) five percent (5%) of the Outstanding Shares as of the close of business on the immediately preceding December 31, and (ii) the number of shares of Stock determined by the Board on or prior to such date for such year (the Initial Share Pool, as it may be so increased, the “Share Pool”).

2.Exhibit A of the Plan is hereby amended to include the following as a new defined term:

“Outstanding Shares”: As of a specified date, the sum of (a) the number of shares of Stock issued and outstanding, and (b) the number of shares of Stock issuable pursuant to the exercise of any outstanding pre-funded warrants to acquire Stock for a nominal exercise price.
This Amendment No. 1 to the Plan (this “Amendment”) constitutes an integral part of the Plan. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Plan, as the Plan shall be in effect on the date hereof after giving effect to the Amendment.

Except as set forth herein, all of the terms and conditions of the Plan, as in effect prior to the effectiveness of this Amendment, shall continue to remain in full force and effect as originally stated therein.

ADOPTED BY BOARD OF DIRECTORS: March 18, 2026
ADOPTED BY STOCKHOLDERS: June 10, 2026